FOR MORE INFORMATION                                     FOR IMMEDIATE RELEASE
Jeff Battcher (404-713-0274)                                  December 3, 1999
Pattie Kushner (404-249-2365)


BellSouth Recognizes One-Time Charge Related to Upgrading Wireless Network

ATLANTA - BellSouth Corporation (NYSE: BLS) announced today that it is revising the reporting of an asset swap executed in June 1999, related to equipment that is being replaced as the company continues to upgrade its U.S. wireless network. BellSouth initially reported the transaction as a like-kind exchange. Upon review of clarifying accounting literature issued on November 24, 1999 and further analysis, the company is revising its reporting of the transaction.

As a result, the company will restate results for the second and third quarters of 1999. A non-cash charge of approximately $187 million after taxes, or 10 cents per share, will be reflected in revised second quarter 1999 results. In addition, applicable depreciation expense will be adjusted, with no resulting impact on previously reported earnings per share for the second quarter and a 1-cent decrease in previously reported earnings per share for the third quarter. However, BellSouth reiterated that it expects reported earnings per share growth for the full year 1999 to be in the 19-21 percent range.

In June 1999, BellSouth entered into a contract with Ericsson to replace infrastructure equipment in 14 wireless markets. The agreement calls for Ericsson to provide and install switches, base stations, software and services. BellSouth entered into the agreement to improve network performance and to lay the foundation for migration of the network to Third Generation wireless (3G) and wireless Internet.

BellSouth is a $25 billion communications services company. It provides telecommunications, wireless communications, cable and digital TV, advertising and publishing, and Internet and data services to more than 36 million customers in 20 countries worldwide.

NOTE: For more information about BellSouth Corporation, visit the BellSouth Web page at http://www.bellsouth.com/

Safe Harbor Statement

In addition to historical information, this press release contains forward-looking statements regarding events and financial trends. Factors that could affect future results and financial position and could cause actual results to differ materially from those expressed in the forward-looking statements include:


1. a change in economic conditions in domestic or international markets where we operate or have material investments which would affect demand for our services;


2. the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; and


3. higher than anticipated cash requirements for investments, new business initiatives and acquisitions.